Exhibit 99.1

AXSYS TECHNOLOGIES ANNOUNCES 42% GROWTH IN REVENUES AND
71% GROWTH IN INCOME FROM CONTINUING OPERATIONS IN FOURTH QUARTER

Company Increases 2008 Guidance

ROCKY HILL, CT — February 19, 2008 — Axsys Technologies, Inc. (NASDAQ:AXYS), a global leader in the design and development of high-performance surveillance cameras, imaging systems and related motion control technologies, today announced financial results for the fourth quarter and full year ended December 31, 2007.

During the fourth quarter, Axsys generated revenues of $47.9 million, compared to $33.8 million in the fourth quarter of 2006.  Income from continuing operations was $4.1 million or $0.36 per diluted share, up from $2.4 million or $0.22 per diluted share in the fourth quarter of 2006.

In the fourth quarter of 2007, Axsys realized a $1.7 million after-tax gain on the sale of its Distributed Products business, which had been reclassified to discontinued operations during the previous fiscal quarter.  As a result, net income for the quarter was $5.8 million or $0.51 per diluted share, up from $2.6 million or $0.24 per diluted share in 2006.

Fourth Quarter Financial Highlights from Continuing Operations

Period comparisons vs. the fourth quarter of 2006.

•	Sales increased 42% to a record $47.9 million;

•	Gross margin improved to 33.2% from 30.4%;

•	Operating margin improved to 13.7% from 10.5%;

•	Income increased 71% to $4.1 million;

•	Diluted earnings per share increased to $0.36 from $0.22;

•	Backlog increased to a record $140 million, representing a 21% increase compared to the end of the fourth quarter of 2006.

The quarter’s sales increase was driven by strong demand at the recently-acquired gyro-stabilized gimbal business as well as at Axsys’ traditional businesses.  Margins were favorably impacted by product mix, particularly the addition of the high-margin gimbal business.  Compared to the prior year, backlog growth resulted from strong demand for infrared cameras and lenses, gimbal systems and military-grade motion control subsystems.

Segment Sales

During the fourth quarter, Axsys reorganized its business into two new financial reporting segments. The Surveillance Systems segment designs, manufactures and sells military-grade camera systems, which are primarily used for long-range applications such as surveillance, reconnaissance and threat detection. The Imaging Systems segment designs and manufactures custom, high-precision optical and motion control subsystems, which are typically sold to prime defense contractors for use in targeting, navigation and surveillance systems.

	Three Months Ended:		Twelve Months Ended:
(Millions)	Dec 31, 2007	Dec 31, 2006	Dec 31, 2007	Dec 31, 2006
Surveillance Systems Sales	$15.0	$6.0	$47.5	$23.5
Imaging Systems Sales	32.9	27.8	124.1	106.4

“Axsys’ new reporting segments, which reflect our recently-completed company reorganization, will enable us to leverage synergies inherent in the organization and provide investors with better insight into our operations,” said Stephen W. Bershad, Chairman and CEO of Axsys Technologies. “The impressive performance of both of these segments throughout 2007 reflects the strong market positions that the company has established.”

Fiscal 2007 Results

In 2007, Axsys achieved record sales of $171.6 million, up 32% from fiscal 2006. Fiscal 2007 included approximately eight months of revenue from the acquisition of the assets of Cineflex, LLC that occurred in mid-April 2007. Organic revenue growth for fiscal 2007 was 19%.

Axsys also reported record income from continuing operations of $14.1 million or $1.27 per diluted share in fiscal 2007, up 52% from $9.3 million or $0.85 per diluted share in fiscal 2006. Full year net income, which included the gain from discontinued operations, was $16.8 million or $1.51 per diluted share in 2007, compared to $10.3 million or $0.94 per diluted share in 2006.

Fiscal 2008 Earnings Guidance Increase

Axsys is increasing its full-year 2008 guidance as follows:

•	Sales are expected to be in the range of $208 million to $212 million, up from the $193 million to $197 million range previously provided.

•	Diluted earnings per share are expected to be in the range of $1.70 to $1.75, up from the previous guidance of $1.57 to $1.60.

“Fiscal 2007 was a banner year for Axsys,” continued Mr. Bershad.  “In addition to delivering strong financial results, we positioned the company for future growth with the acquisition of Cineflex, the sale of the Distributed Products business, and a market-oriented corporate reorganization.  These changes, along with record backlog and healthy sales prospects, have led to our increased confidence for fiscal 2008.”

Conference Call

Management will conduct a conference call to review the Company’s financial results on Wednesday, February 20, 2008 at 10:00 a.m. Eastern Time.  Shareholders, institutional investors and equity research analysts are invited to participate in the call by dialing 1-866-510-0676 and providing the operator with the conference ID# 38280767 to enter the call.

The conference call will be webcast live via the Investor Relations section of the Company’s web site at www.axsys.com.  A replay of the webcast will be available shortly after the conclusion of the call for a period of approximately 90 days.

About Axsys

Axsys Technologies, Inc. is a global leader in the design and development of high-performance surveillance cameras, imaging systems and related motion control technologies, serving the aerospace, defense, and high performance commercial markets.  For more information, visit www.axsys.com.

Contacts

David A. Almeida Chief Financial Officer (860) 257-0200	Julie L. Oakes Director of Investor Relations (860) 594-5751 Invest@axsys.com

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,”  “will,” “estimate” or other similar expressions.  Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially.  Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including without limitation: changes in the U.S. federal government spending priorities; the Company’s ability to compete in the industries in which it operates, including the introduction of competing products or technologies by other companies and/or pricing pressures from competitors and/or customers; the potential for the Company’s backlog to be reduced or cancelled; the Company’s ability to implement its acquisition strategy and integrate its acquired companies successfully, including the recent acquisition of Cineflex; the Company’s ability to manage costs under the Company’s fixed-price contracts effectively; and changes in general economic and business conditions.  These statements reflect the Company’s current beliefs and are based upon information currently available to the Company.  Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

AXSYS TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Sales	$47,909	$33,758	$171,621	$129,928
Cost of sales	31,989	23,499	115,899	89,033
Gross profit	15,920	10,259	55,722	40,895

Selling, general and administrative expenses	7,445	5,638	26,165	21,904
Research, development and engineering expenses	1,910	1,083	6,293	4,463
Operating income	6,565	3,538	23,264	14,528
Interest expense	(103)	(8)	(566)	(80)
Interest income	124	65	298	286
Other (expense) income, net	(15)	(6)	(250)	19
Income from continuing operations before income taxes	6,571	3,589	22,746	14,753
Provision for income taxes	2,504	1,216	8,639	5,462
Income from continuing operations	4,067	2,373	14,107	9,291
Income from discontinued operations, net of tax	1,742	195	2,671	974
Net Income	$5,809	$2,568	$16,778	$10,265

BASIC EARNINGS PER SHARE:
Continuing operations	$0.38	$0.22	$1.32	$0.88
Discontinued operations	0.16	0.02	0.25	0.09
Total	$0.54	$0.24	$1.57	$0.97
Weighted-average basic common shares outstanding	10,775,996	10,641,614	10,711,277	10,628,647
DILUTED EARNINGS PER SHARE:
Continuing operations	$0.36	$0.22	$1.27	$0.85
Discontinued operations	0.15	0.02	0.24	0.09
Total	$0.51	$0.24	$1.51	$0.94
Weighted-average diluted common shares outstanding	11,293,387	10,923,260	11,097,399	10,888,494

AXSYS TECHNOLOGIES, INC.

Consolidated Balance Sheets

(Dollars in thousands)

	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$15,304	$6,044
Accounts receivable, net	14,140	17,298
Inventories, net	52,362	35,853
Assets held-for-sale	—	15,764
Income taxes — deferred	3,923	2,405
Prepaid expenses	1,047	829
Other current assets	491	368
TOTAL CURRENT ASSETS	87,267	78,561

PROPERTY, PLANT AND EQUIPMENT, net	17,876	22,393

INTANGIBLE ASSETS, net	12,286	9,507

GOODWILL	85,620	60,791

OTHER ASSETS	1,634	1,093
TOTAL ASSETS	$204,683	$172,345

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,325	$7,550
Accrued expenses and other current liabilities	21,650	18,218
Deferred income	12,742	6,088
Liabilities held-for-sale	—	3,430
TOTAL CURRENT LIABILITIES	43,717	35,286

OTHER LONG-TERM LIABILITIES	8,836	5,871

SHAREHOLDERS’ EQUITY:

Common stock	108	106
Capital in excess of par	104,674	99,111
Accumulated other comprehensive income	(81)	—
Retained earnings	47,816	31,977
Treasury stock	(387)	(6)
TOTAL SHAREHOLDERS’ EQUITY	152,130	131,188
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$204,683	$172,345